NEWS RELEASE	FOR IMMEDIATE RELEASE
CONTACT: T. Joe Crawford
(540) 342-1831

ROANOKE ELECTRIC STEEL CORPORATION
REPORTS QUARTERLY PROFIT AND IMPROVED FISCAL 2003 RESULTS

          ROANOKE, Virginia, December 4, 2003 -- Roanoke Electric Steel Corporation (Nasdaq: RESC) reported a profit of $700,735 for the fourth quarter ended October 31, 2003, compared to a loss of $315,374 for the same period last year. The results for the quarter represented the first quarterly profit since July 2001, following eight consecutive quarterly losses. Basic earnings per share were $.06, compared to basic loss per share of $.03 last year. Sales for the quarter were $91,600,033, a 27.3% increase from sales of $71,935,383 reported for the 2002 fourth quarter.

          For the year ended October 31, 2003, the Company reported a loss of $3,224,953, compared to a loss of $6,008,897 for the 2002 fiscal year, or an improvement of 46.3%. Basic loss per share for the year was $.29, compared to basic loss per share of $.55 last year. The 2003 results included a $228,410 charge for the cumulative effect of a change in accounting principle, which amounted to $.02 per share. Sales for fiscal 2003 were $312,090,956, up 18.3% from $263,773,709 reported last year.

          Donald G. Smith, Chairman and Chief Executive Officer, stated:

"Roanoke Electric Steel achieved significantly improved results in a very challenging year, realizing quarterly improvements throughout the 2003 fiscal year. A general upturn in our overall markets led to an increase in the number of tons both produced and shipped during the year, resulting in a sales increase of 18.3% in 2003 over 2002. Selling prices for our products increased initially due to rising scrap costs, which prompted several industry-wide price increases. Recently, demand has improved, further augmenting the rise of selling prices. In fact, selling prices during the year for merchant bar products increased 18.8%, for specialty steel products increased 8.8% and for billets increased 11.3%. In addition, mill operating rates, productivity and efficiencies improved throughout the year.
"As we begin fiscal 2004, business conditions appear to be improving in certain markets, as many of our customers are busier than they have been in the recent past. Prices continue to increase, with two additional increases effective in November and December 2003 for many of the products we produce. We are hopeful that the positive momentum established in 2003 continues in 2004."

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Consolidated Statements of Earnings (Loss)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2003	2002	2003	2002

SALES	$91,600,033	$71,935,383	$312,090,956	$263,773,709

COST OF SALES	81,115,675	65,984,871	288,000,605	246,172,654
GROSS EARNINGS	10,484,358	5,950,512	24,090,351	17,601,055
OTHER OPERATING EXPENSES (INCOME)
Administrative	6,967,014	5,643,267	23,285,533	22,543,027
Interest, net	1,249,174	1,323,420	5,001,906	5,497,761
Profit sharing	1,078,691	581,781	1,309,091	658,699
Antitrust litigation settlement	---	---	(520,960)	---
Officer life insurance proceeds	---	(630,000)	---	(630,000)
Total	9,294,879	6,918,468	29,075,570	28,069,487
EARNINGS (LOSS) BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE	1,189,479	(967,956)	(4,985,219)	(10,468,432)

INCOME TAX EXPENSE (BENEFIT)	488,744	(652,582)	(1,988,676)	(4,459,535)
EARNINGS ( LOSS) BEFORE CUMULATIVE EFFECT
OF CHANGE IN ACCOUNTING PRINCIPLE	700,735	(315,374)	(2,996,543)	(6,008,897)

CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE	---	---	(228,410)	---
NET EARNINGS (LOSS)	$700,735	$(315,374)	$(3,224,953)	$(6,008,897)

Net earnings (loss) per share (basic and diluted) of common stock:

Earnings (loss) before cumulative effect of change
in accounting principle	$0.06	$(0.03)	$(0.27)	$(0.55)
Cumulative effect of change in accounting principle	---	---	(0.02)	---
Net earnings (loss) per share of common stock	$0.06	$(0.03)	$(0.29)	$(0.55)

Cash dividends per share of common stock	$0.05	$0.05	$0.20	$0.35

Weighted average number of common shares outstanding:
Basic	10,932,813	10,942,813	10,938,999	10,934,380
Diluted	10,946,104	10,958,412	10,945,346	10,967,904

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          This release contains various forward-looking statements which represent the Company's expectations or beliefs concerning future events. In accordance with the safe harbor provisions of the securities laws regarding such forward-looking statements, the Company notes that a variety of factors could cause actual results and experience to differ materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include economic and industry conditions, timing of the recovery within our steel markets, availability and prices of utilities, supplies and raw materials, prices of steel products, foreign and domestic competition, foreign trade polices affecting imports and exports, governmental regulations, interest rates, inflation, labor relations, environmental concerns and compliance issues and others.

          Roanoke Electric Steel Corporation has steel manufacturing facilities in Roanoke, Virginia and Huntington, West Virginia, producing angles, rounds, flats, channels, beams, special sections and billets, which are sold to steel service centers, fabricators, original equipment manufacturers and other steel producers. Four subsidiaries are involved in various steel-related activities, consisting of scrap processing, bar joist fabrication and reinforcing bar fabrication.

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